UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	June 13, 2008

PRIMEDIA Inc.
(Exact Name of Registrant as Specified in Charter)

3585 Engineering Drive, Norcross, Georgia 30092
(Address of Principal Executive Offices)

Delaware	1-11106	13-3647573
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Registrant’s telephone number, including area code		678-421-3000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Restricted Stock Grants Under the 1992 Plan

On June 13, 2008, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of PRIMEDIA Inc. (the “Company”) approved a Long-Term Incentive Program for the 2008 through 2010 calendar years and granted restricted stock awards to certain members of the Company’s management, in each case under the Company’s 1992 Stock Purchase and Option Plan, as amended (the “1992 Plan”). Restricted stock awards were granted to the following named executive officers:

Name and Title	2008 Target Award	2009 Target Award	2010 Target Award
Dean Nelson Chairman	20,000	40,000	40,000
Arlene Mayfield Senior Vice President and President, Apartment Guide	20,000	20,000	20,000
Kim Payne Senior Vice President and Chief Financial Officer	10,000	10,000	10,000

For each year of the Long-Term Incentive Program, the extent to which restricted stock awards vest, if at all, is contingent upon the extent to which the Company achieves the applicable target EBITDA (as defined in the Restricted Stock Award Agreement referenced below) for such year:

•	If the Company’s actual EBITDA for a calendar year does not meet or exceed 90% of the target EBITDA for such year, then the restricted stock award for such year is forfeited.
•

If the Company’s actual EBITDA for a calendar year is at least 90%, but less than 100%, of the target EBITDA for such year, then the restricted stock award for such year will vest with respect to that number of shares multiplied by the percentage that equals the sum of (i) 50% plus (ii) the product of that percentage determined by dividing the amount of EBITDA that exceeds 90% of targeted EBITDA by 10% of targeted EBITDA for the year multiplied by 50%.

•	If the Company’s actual EBITDA for a calendar year meets or exceeds 100% of the target EBITDA for such year, then 100% of the restricted stock award for such year will vest.

The foregoing description of the restricted stock awards is qualified in its entirety by reference to the form of Restricted Stock Award Agreement, which is filed herewith as Exhibit 10.1, and incorporated herein by reference.

Option Grants Under the 1992 Plan

Also on June 13, 2008, the Committee approved incentive stock option grants under the 1992 Plan for certain employees, including the following named executive officers: Arlene Mayfield (of 60,000 shares) and Kim Payne (of 35,000 shares). The Committee also approved nonqualified stock option grants of 50,000 shares each to each of the following non-employee directors of the Company: David Bell, Beverly Chell, Daniel Ciporin, Meyer Feldberg, H. John Greeniaus and Kevin Smith. The exercise price of each of these stock option grants is $6.42 per share, and each is exercisable with respect to one-third of the shares of common stock underlying the option on each of December 31, 2008, December 31, 2009 and December 31, 2010.

The foregoing description of stock option grants to Ms. Mayfield and Ms. Payne is qualified in its entirety by reference to the Form of Incentive Stock Option Agreement for Employees, which is filed herewith as Exhibit 10.2, and incorporated herein by reference. The foregoing description of stock option grants to certain directors of the Company is qualified in its entirety by reference to the Form of Nonqualified Stock Option Agreement for Non-Employee Directors, which is filed herewith as Exhibit 10.3, and incorporated herein by reference.

Compensation of Chairman of the Company

Also on June 13, 2008, the Committee approved changes to the Chairman’s existing compensation structure to more closely parallel the current compensation structure for the Company’s senior management team, including participation in the Long-Term Incentive Program described above. Mr. Nelson’s compensation, effective July 1, 2008, will include an annual base salary of $350,000 with a target bonus opportunity of 50% of such base salary under the Company’s Executive Incentive Compensation Plan (the “EICP”). Mr. Nelson currently receives a base salary of $500,000 per year and an opportunity to earn a bonus of 60% of his base salary under the EICP.

Compensation of Chairman of the Audit Committee

Also on June 13, 2008, the Committee, after considering the responsibilities and time requirements of the position, as well as the compensation paid for such position at selected peer companies, approved compensation of $50,000 per year, effective January 1, 2008, for Kevin Smith, the Chairman of the Audit Committee. Prior to such action by the Committee, Mr. Smith received compensation of $30,000 per year for his service on the Audit Committee.

Compensatory Arrangement with Former Officer

As previously announced, Robert Metz, the Company’s former President and Chief Executive Officer, resigned effective April 25, 2008. The Company has agreed to make severance payments to Mr. Metz consistent with amounts that would have been payable to him under his Severance Agreement (previously filed) had his employment been terminated without cause: $787,500 (equal to 18 months’ base salary), payable bi-weekly on regular pay dates over 18 months; $551,250 (equal to 1.5 times target EICP bonus for 2008), payable no later than April 15, 2009; and $74,155 (equal to a prorated portion of target long-term bonus compensation for 2008), payable no later than March 31, 2009. In addition, on the 18-month anniversary of his termination date, all of his unvested stock options and restricted stock granted prior to December

31, 2004 will vest. As consideration for these severance benefits, Mr. Metz has agreed, among other things, not to compete with the Company or solicit any of the Company’s employees for a period of 18 months. If Mr. Metz breaches either of these covenants, he is obligated to return to the Company severance payments and prorated portions of any restricted stock that vested under the terms of this arrangement.

Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibit

	10.1	Form of Restricted Stock Award Agreement for Employees

	10.2	Form of Incentive Stock Option Agreement for Employees

	10.3	Form of Nonqualified Stock Option Agreement for Non-Employee Directors

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMEDIA INC.

Dated: June 19, 2008
	By:	/s/ KEITH L. BELKNAP
	Name:	Keith L. Belknap
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Restricted Stock Award Agreement for Employees
10.2	Form of Incentive Stock Option Agreement for Employees
10.3	Form of Nonqualified Stock Option Agreement for Non-Employee Directors